Exhibit 99.1
                                  ------------
              Green Mountain Power Reports Second Quarter Earnings
              ----------------------------------------------------

     COLCHESTER, VT Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.34 per share of common stock, diluted, for the second quarter of 2004, compared with $0.22 per share, diluted, for the same period in 2003. Earnings for the first six months of 2004 are $1.06 per share, diluted, compared with $1.01 per share, diluted, for the same period in 2003.

"We are pleased with operating results during the first half of 2004, which show strong revenue growth from sales to all customer classes," said Christopher L. Dutton, President and Chief Executive Officer. "We continue to expect earnings for the year to range between $2.05 and $2.15 per share."

The Vermont Public Service Board issued an order in December 2003 allowing the Company to carry over unused deferred revenue totaling approximately $3.0 million to 2004 and to recognize this revenue to achieve its allowed rate of return during 2004. During the second quarter of 2004, the Company's earnings benefited by $0.09 per share as a result of recognizing deferred revenues, compared with an adverse impact of $0.03 per share during the same period of 2003 as a result of deferring revenue recognition. The Company expects to recognize all remaining deferred revenues, totaling $1.5 million, during the last half of 2004 to achieve its allowed rate of return. The Public Service Board's December 2003 order also provided for a rate freeze for 2004, and retail rate increases of 1.9 percent (generating approximately $4 million in added annual revenues) in January 2005 and 0.9 percent (approximately $2 million in added revenues) in January 2006, upon the submission of supporting cost of service schedules.

Retail operating revenues for the second quarter of 2004 increased by $2.0 million over the comparable 2003 period, reflecting higher sales of electricity to commercial and industrial customers, and a $1.0 million increase in the recognition of revenues deferred under the December 2003 regulatory order discussed above. A strengthening economy caused total retail megawatt hour sales of electricity to increase 2.0 percent in 2004, compared with the same period in 2003, reflecting increased sales to large commercial and industrial customers of 3.7 percent, and a 3.1 percent increase in sales to small commercial and industrial customers. Sales to residential customers declined by
1.7 percent compared with the second quarter of 2003, due primarily to milder spring temperatures during 2004, although for the first half of 2004, residential sales increased by nearly one percent.

Wholesale revenues in the second quarter of 2004 decreased by $11.9 million compared with the second quarter of 2003, reflecting reduced sales of electricity to Morgan Stanley Capital Group, Inc., under a contract designed to manage price risks associated with changing fossil fuel prices. The Company does not expect the reduction in sales to Morgan Stanley to adversely affect the Company's earnings in 2004 or future years.

In the second quarter of 2004, power supply expenses decreased $12 million compared with the same quarter of 2003 primarily due to decreased wholesale sales of electricity. "Our customers continue to benefit from our power supply contracts that meet expected demand through 2006 and beyond," said Mr. Dutton. "These extended contracts have permitted us to avoid much of the wholesale energy price spikes that have prevailed over the past two years and allowed us to keep rates down."

The Company's second quarter customer satisfaction and opinion survey results reveal that customers rank Green Mountain Power first in terms of customer satisfaction among a number of well-known companies operating in Vermont. Over 80 percent of our customers, according to the survey, favor construction of the Northwest Reliability Project, a transmission project that will provide improved reliability to northwestern Vermont. The project is currently under review by the Vermont Public Service Board. "Our surveys indicate that we're doing a better job at meeting our customers' expectations these days, and nothing is more important to us," said Mary Powell, Chief Operating Officer. "Approval of the Northwest Reliability Project is critical to maintaining reliability for our customers over the long-term. We are also increasing spending by $600,000 (to a total of $3.5 million) this year to trim trees to reduce outages and improve system reliability for customers in the short run."

                   Green Mountain Power Corporation     Quarterly Earnings Summary
                                                         Three Months Ended          Six months ended
                                                                       June 30          June 30
                                                               2004      2003      2004       2003
                                                             --------  --------  ---------  ---------
in thousands except per share amounts
Retail revenues . . . . . . . . . . . . . . . . . . . . . .  $48,725   $46,739   $102,930   $ 99,759
Wholesale revenues. . . . . . . . . . . . . . . . . . . . .    5,860    17,716     14,778     37,641
                                                             --------  --------  ---------  ---------
Total operating revenues. . . . . . . . . . . . . . . . . .   54,585    64,455    117,708    137,400
                                                             --------  --------  ---------  ---------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .    1,782     1,113      5,515      5,186
Net income applicable to common stock . . . . . . . . . . .    1,782     1,112      5,515      5,184
Net income-continuing operations. . . . . . . . . . . . . .    1,783     1,120      5,522      5,205
Net income(loss)-discontinued operations. . . . . . . . . .       (1)       (8)        (7)       (21)

Basic earnings per share-continuing operations. . . . . . .  $  0.35   $  0.22   $   1.09   $   1.04
Basic earnings(loss) per share-discontinued operations. . .        -         -          -          -
                                                             --------  --------  ---------  ---------
Basic earnings per Common share . . . . . . . . . . . . . .  $  0.35   $  0.22   $   1.09   $   1.04
                                                             ========  ========  =========  =========
Diluted earnings per share-continuing operations. . . . . .  $  0.34   $  0.22   $   1.06   $   1.01
Diluted earnings(loss) per share-discontinued operations. .        -         -          -          -
                                                             --------  --------  ---------  ---------
Fully diluted earnings per common share . . . . . . . . . .  $  0.34   $  0.22   $   1.06   $   1.01
                                                             ========  ========  =========  =========
Dividends declared per share. . . . . . . . . . . . . . . .  $  0.22   $  0.19   $ 0.4400   $ 0.3800
Weighted average shares of common stock outstanding-Basic .    5,072     4,969      5,058      4,964
Weighted average shares of common stock outstanding-Diluted    5,228     5,129      5,219      5,125

     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.



     For further information, please contact Robert J. Griffin, Vice President Finance, Treasurer and Controller at (802) 655-8452, or Stephen C. Terry, Senior Vice President, Corporate and Legal Affairs, (802) 655-8408.